CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2017, relating to the financial statements of SMI Conservative Allocation Fund and SMI 50/40/10 Fund, and the financial highlights of SMI 50/40/10 Fund, each a series of Valued Advisers Trust, for the year ended October 31, 2017, and to the references to our firm under the headings “Comparison of Service Providers to the Funds”, “Additional Information about the Funds”, and “Appendix A: Representations and Warranties” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

February 26, 2018